Exhibit 10.3

ONEBEACON SEVERANCE PLAN

OneBeacon Services, LLC (the “Company”), hereby adopts and is the plan sponsor of the OneBeacon Severance Plan (the “Plan”). This Plan is intended to help retain employees, to maintain a stable work environment and to provide economic security to employees of the Company and its Designated Affiliates in the event of a Qualifying Termination.

SECTION 1. GENERAL.

1.1              ERISA Plan.  This Plan shall be a part of the OneBeacon Welfare Plan, and should be read in conjunction with such plan.  This Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, 2510.3-2(b).

1.2              Coordination with Other Agreements.  To the extent that any Employee (as defined herein) has an offer letter, employment agreement or severance agreement with the Company or any of its Affiliates that provides more favorable terms than are provided hereunder, the more favorable terms in such letter or agreement shall supersede the applicable terms hereunder.  To the extent that any Employee (as defined herein) has an offer letter, employment agreement or severance agreement with the Company or any of its Affiliates that provides for less favorable terms than are provided hereunder, the more favorable terms in this Plan will supersede the applicable terms of such letter or agreement.

1.3              Effectiveness.  This Plan will be effective upon, and subject to, the “Closing” as defined in the Intact Merger Agreement.  For the avoidance of doubt, if the Closing does not occur, this Plan shall be automatically null and void and of no force or effect, and none of the Company, Intact Financial Corporation or any of their respective Affiliates will have any liability under this Plan to any person or entity.

SECTION 2. DEFINITIONS. For purposes of this Plan, the following terms shall have the meaning set forth below:

2.1              “Affiliate” shall mean, with respect to any person or entity, any other person or entity that directly or indirectly controls, is controlled by or is under common control with the first person or entity.  The term “control” means the possession, directly or indirectly, of the power to direct the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.

2.2              “Base Salary” shall mean the Severed Employee’s then current rate of base salary (determined immediately prior to the Qualifying Termination and without regard to any decrease in such base salary giving rise to Constructive Termination).

2.3              “Board” shall mean the Board of Managers of the Company.

2.4              “Cause”  shall mean any of the following, as determined by the Plan Administrator in good faith, with respect to an Employee: (i) an Employee’s dereliction of duties or negligence or failure to perform his duties or willful refusal to follow any lawful directive of his immediate supervisor, the President (or the chief executive officer (or title of similar import) of any direct or indirect parent company of the Company) or the Board (or similar governing body of any direct or indirect parent company of the Company), as applicable; (ii) an Employee’s conviction of, or plea of nolo contendere to, a felony or any crime involving moral turpitude or dishonesty; (iii) an Employee’s commission of fraud, embezzlement, theft or any deliberate misappropriation of money or other assets of the Company; (iv) an Employee’s breach of any term of any employment or similar agreement entered into between the Company and an Employee, or breach of his fiduciary duties to the Company; (v) any willful act, or failure to act, by an Employee in bad faith to the detriment of the Company or business unit thereof (whether financially or reputationally); or (vi) an Employee’s willful failure to cooperate in good faith with a governmental or internal investigation of the Company or any of its directors, managers, officers or employees, if the Company requests his cooperation.

2.5              “Code” shall mean the Internal Revenue Code of 1986, and the Treasury Regulations thereunder, as may be amended from time to time.

2.6              “Company” shall mean OneBeacon Services, LLC or any successor thereto.

2.7              “Constructive Termination” shall mean a termination of employment with the Company or any of its Affiliates at the initiative of an Employee that the Employee declares by prior written notice delivered to the Secretary of the Company to be a Constructive Termination by the Company or a Designated Affiliate, and which follows (a) a material  decrease in his or her total annual compensation opportunity (calculated as a the sum of such Employee’s annual base salary plus target annual bonus), (b) a material diminution in the authority, duties or responsibilities of his or her position such that the Employee cannot continue to carry out his job in substantially the same manner as it was intended to be carried out immediately before such diminution or (c) a relocation of the Employee’s principal place of employment by more than 35 miles.  Notwithstanding anything herein to the contrary, Constructive Termination shall not occur unless and until (i) the Employee delivers such notice within 30 days following the initial existence of the circumstances giving rise to Constructive Termination, (ii) 30 days have elapsed from the date the Company receives such notice from the Employee without the Company curing or causing to be cured the circumstances giving rise to Constructive Termination, and (iii) the Employee’s effective date of resignation is no later than 10 days following the Company’s failure to cure.

2.8              “Designated Affiliates” shall mean Atlantic Specialty Insurance Company and A.W.G. Dewar (or each of them individually, as the context may dictate).

2.9              “Disability” shall mean a determination that the Employee is disabled in accordance with a long-term disability insurance program maintained by the Company or a determination by the U.S. Social Security Administration that the Employee is totally disabled.

2.10            “Effective Date” shall mean the date on which the Closing (as defined in Section 2.3) occurs.

2.11            “Employee” shall mean any employee of the Company or any Designated Affiliate.  The following individuals are specifically excluded from the definition of “Employee” and from eligibility for benefits under this Plan:  (i) temporary, seasonal or leased employees, (ii) members of a collective bargaining unit (unless the applicable collective bargaining agreement provides for participation in this Plan), and (iii) any independent contractors.

2.12            “ERISA” shall mean the Employee Retirement Income Security Act of 1974, and the regulations thereunder, as may be amended from time to time.

2.13            “Executives” shall mean (i) the executive-level employees who report directly to the chief executive officer of the Parent Company and (ii) the chief executive officer of the Parent Company.

2.14            “Intact Merger Agreement” means the Agreement and Plan of Merger by and among OneBeacon Insurance Group, Ltd., Intact Financial Corporation, Intact Bermuda Holdings Ltd., and Intact Acquisition Co. Ltd., dated as of May 2, 2017.

2.15            “Parent Company” shall mean OneBeacon Insurance Group, Ltd.

2.16            “Plan Administrator” shall mean the person or persons designated by the Board to administer this Plan.  As of the Effective Date, the Plan Administrator shall be the Human Resources Department of the Company.

2.17            “President” shall mean the President of the Company.

2.18            “Protection Period” shall mean the period beginning on the Effective Date and ending on the latest of (x) the one year anniversary of the Effective Date, (y) December 31, 2018 and (z) the time required by applicable law.

2.19            “Qualifying Termination” shall mean a termination of an Employee’s employment on or after the Effective Date, either (i) by the Company or a Designated Affiliate other than due to Cause or Disability or (ii) by the Employee for Constructive Termination.  “Qualifying Termination” does not include, and Severance Benefits will not be paid in the event of, any termination of an Employee’s employment by reason of retirement, death, Disability, a termination by the Company for Cause, or a resignation by the Employee other than due to Constructive Termination.  If an Employee’s employment is terminated without Cause as a result of the sale or transfer to a third party of the business of the Company or its Affiliates for which the Employee’s services are principally performed, such termination will constitute a “Qualifying Termination” under this Plan, unless such third party or its Affiliate provides the Employee with an offer of employment that provides for (i) compensation and benefits is at least equal to the relevant Employee’s total compensation and benefits with the Company and its Affiliates as of immediately prior to such sale or transfer and (ii) a comparable position at the same or a nearby geographic work location (in each case, as determined by the Plan

Administrator).

2.20            “Severance Benefits” shall mean the payments and benefits provided to Severed Employees pursuant to Section 3.1 and 3.2 hereof.

2.21            “Severance Date” shall mean the date on which an Employee incurs a Qualifying Termination.

2.22            “Severed Employee” shall mean an Employee who has incurred a Qualifying Termination.

Additional definitions are set forth within this Plan and shall have the meanings ascribed to them in this Plan.

SECTION 3. BENEFITS.

3.1              (a) Subject to Section 3.3 hereof, each Severed Employee shall be entitled to receive from the Company an amount equal to:

Employee Level (Determined by Base Salary)	Severance Benefit
(1) Employees with Base Salary less than $125,000 per annum.
Total (x) 4 weeks’ Base Salary minimum OR (y) 2 weeks’ Base Salary for each fully completed year of service plus prorated share for partial year of service, whichever is greater, subject to a maximum total of 26 weeks’ Base Salary.

(2) Employees with Base Salary equal to or greater than $125,000, but less than $175,000.	Total 26 weeks’ Base Salary, regardless of years of service.
(3) Employees with Base Salary equal to or greater than $175,000.	Total 52 weeks’ Base Salary, regardless of years of service.
(4) Executives	Total (x) 104 weeks Base Salary, regardless of years of service, plus (y) 2 times annual target bonus under the Management Incentive Plan for the year in which the Qualifying Termination occurs.

The Plan is intended to be a “severance pay arrangement” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations §2510.3-2(b).  Notwithstanding anything in the Plan to the contrary, any Severance Benefit to any Severed Employee under this Plan shall be limited to the amount necessary to cause the Plan to satisfy the requirements of a “severance pay arrangement” under such regulations (as determined by the Plan Administrator).

The Severance Benefit payable under this Plan shall be reduced dollar-for-dollar by any notice pay payable to the Severed Employee, to the extent that a Severed Employee is entitled to such notice pay.  Any such notice pay that a Severed Employee may be entitled to will be paid via payroll in the Severed Employee’s final paycheck, in accordance with the Company’s normal payroll practices.  Subject to Section 3.3, the Severance Benefit in excess of any such notice pay will be paid to such Severed Employee in a cash lump sum in the next payroll period administratively available following the date on which the Release described in Section 3.3 becomes effective and irrevocable (but, in any event, no later than March 15th of the calendar year following the year in which such Severance Date occurs).

(b)              The Severance Benefit that a Severed Employee receives under this Plan shall not be considered part of earnings for purposes of calculating current or future benefits under any compensation or benefit programs maintained or sponsored by the Company or its Affiliates, including retirement plans, 401(k) plans and the like, unless such plans expressly provide otherwise by its terms.

(c)               Outplacement assistance will be offered to an eligible Severed Employee based on the Severed Employee’s band level or other relevant classification pursuant to the Company’s guidelines for outplacement assistance as then in effect.

3.2              (a) Subject to Section 3.3 hereof, commencing on the date immediately following the Severed Employee’s Severance Date and continuing for the period set forth below (the “Welfare Benefit Continuation Period”), if the Severed Employee properly elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA under the Company’s group health plan, the Severed Employee will be charged the same monthly premium then applicable to active employees of the Company (subject to any increases or decreases that may be implemented during the Welfare Benefit Continuation Period for active employees generally); provided, that to the extent necessary or desirable under applicable law, the Company may elect to deliver such benefit in the form of reimbursement, cash stipend or other economically equivalent method.  For the avoidance of doubt, during the Welfare Benefit Continuation Period, Severed Employees will not be charged the 2% administrative fee otherwise permitted to be charged pursuant to COBRA.  The coverage period for purposes of COBRA shall run concurrently with the Welfare Benefit Continuation Period.

(b)              For purposes of this Section 3.2, the Welfare Benefit Continuation Period for any Severed Employee shall be equal to the same number of weeks of Base Salary used to calculate the Severance Benefit paid to such Severed Employee pursuant to Section 3.1(a) (without regard to any reduction for “notice” pay described in the last paragraph of Section 3.2(a)), up to a maximum of 18 months.

3.3              No Employee shall be eligible to receive Severance Benefits under Section 3.1 or 3.2 above, unless (i) within 45 days following such Employee’s Severance Date, he or she executes a Release (substantially in the form set forth on Exhibit A hereto) in favor of the Company and others set forth on said Exhibit A, relating to all claims or liabilities of any kind relating to his or her employment with the Company or its Affiliates and the termination of the Employee’s employment, and (ii) he or she does not revoke the Release within seven days (or 14 days for those Severed Employees whose termination of employment is subject to Minnesota law) following execution of such Release.  Such Release must become effective and irrevocable following the end of such revocation period in order for the Severed Employee to be eligible for any Severance Benefits.  If a Severed Employee dies or becomes disabled prior to the delivery of the Release, such Release must be delivered by the Severed Employee’s legal guardian or the legal representative of his or her estate.

SECTION 4. PLAN ADMINISTRATION; CLAIMS PROCEDURES.

4.1              This Plan shall be interpreted, administered and operated by the Plan Administrator, which shall have complete authority, in its sole discretion subject to the express provisions of this Plan, to determine whether a Qualifying Termination has occurred, to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable for the administration of this Plan. Except as otherwise provided in this Plan, the decision of the Plan Administrator upon all matters within the scope of its authority shall be conclusive and binding on all parties, provided that any determination by the Plan Administrator of whether “Cause” or “Constructive Termination” exists shall be subject to de novo review.  This Section 4 shall not limit Section 14.2 of the OneBeacon Welfare Plan regarding plan administration of the OneBeacon Welfare Plan, of which this Plan is a part.

4.2              While Section 12 of the OneBeacon Welfare Plan sets out a claims procedure with respect to medical and related claims, this Section 4.2 sets out the exclusive claims procedure applicable with respect to severance benefit claims under this Plan.  In the event of a claim by an Employee as to the amount or timing of any payment or benefit under this Plan, such Employee shall present the reason for his or her claim in writing to the Plan Administrator. The Plan Administrator shall, within 30 days after receipt of such written claim, send a written notification to the Employee as to its disposition. In the event the claim is wholly or partially denied, such written notification shall (i) state the specific reason or reasons for the denial, (ii) make specific reference to pertinent Plan provisions on which the denial is based, (iii) provide a description of any additional material or information necessary for the Employee to perfect the claim and an explanation of why such material or information is necessary, and (iv) set forth the procedure by which the Employee may appeal the denial of his or her claim.  In the event an Employee wishes to appeal the denial of his or her claim, he or she may request a review of such denial by making application in writing to the Plan Administrator within 60 days after receipt of such denial.  Such Employee (or his or her duly authorized legal representative) may, upon written request to the Plan Administrator, review any documents pertinent to his or her claim, and submit in writing issues and comments in support of his or her position.  Within 30 days after receipt of a written appeal (unless special circumstances, such as the need to hold a hearing, require an extension of time, but in no event more than 30 days after such receipt), the Plan Administrator shall notify the Employee of the final decision. The final decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based.

4.3              All questions of any character whatsoever arising in connection with the interpretation of this Plan or its administration or operation shall be submitted to and settled and determined by the Plan Administrator in an equitable and fair manner in accordance with the procedure for claims and appeals described in Section 4.2 hereof.

4.4              The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

4.5              The Plan Administrator is empowered, on behalf of this Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under this Plan.  The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under this Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of this Plan.  All reasonable expenses thereof shall be borne by the Company.

SECTION 5. PLAN MODIFICATION OR TERMINATION.

This Plan may be amended or terminated by the Board at any time; provided, however, that (i) no termination or amendment of this Plan may reduce the Severance Benefits payable under this Plan to an Employee if such Employee has incurred a Qualifying Termination prior to the effectiveness of such termination or amendment, as applicable, and (ii) during the Protection Period, this Plan may not be terminated and may not be amended (except as required by law), if such amendment would be adverse to the rights or interests of any Employee.

SECTION 6. MISCELLANEOUS PROVISIONS.

6.1              Except as otherwise provided herein or by law, none of the payments, benefits or rights of any Employee shall be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee’s process, or any other legal or equitable process available to any creditor of such Employee.  No Employee shall have the right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments which he or she may expect to receive, contingently or otherwise, under this Plan.  Employees who are entitled to severance under this Plan shall have no duty to mitigate damages by seeking new employment or otherwise.

6.2              Neither the establishment of this Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Employee, or any person whomsoever, the right to be retained in the service of the Company or any Affiliate thereof, and all Employees shall remain subject to discharge to the same extent as if this Plan had never been adopted.

6.3              If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

6.4              This Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Employee, present and future, and any successor to the Company.

6.5              The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan.

6.6              This Plan shall not be funded. No Employee shall have any right to, or interest in, any assets of the Company which may be applied by the Company to the payment of benefits or other rights under this Plan.

6.7              Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of giving a receipt therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, its Affiliates, the Plan Administrator and all other parties with respect thereto. If a Severed Employee dies prior to the payment of all benefits due such Severed Employee, such unpaid amounts shall be paid to the executor, personal representative or estate of such Severed Employee.

6.8              Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States mail, first class, postage prepaid, addressed to the intended recipient at his, her or its last known address.

6.9              This Plan is intended either to be excepted from or to comply with Section 409A of the Code, and it shall be interpreted accordingly.  Notwithstanding the foregoing, nothing herein shall be construed as a representation to any Employee or Severed Employee that any payment or benefit made hereunder will be in compliance with Section 409A of the Code, and each such person is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of him or her in connection with this Plan.

6.10           The Company and its Affiliates shall have the right and is hereby authorized to deduct from any payment made under the Plan any U.S. Federal, state or local income or other taxes required by law to be withheld with respect to such payment, and to take such other action as the Company deem necessary to satisfy all obligations for the payment of such withholding taxes.

6.11           This Plan shall be construed and enforced according to the laws of the State of Minnesota, without giving effect to its principles of conflicts of law, to the extent not preempted by federal law, which shall otherwise control.